Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of incorporation or organization
Butler Animal Health Supply, LLC (d.b.a. Butler Schein Animal Health Supply)	Delaware
Butler Animal Health Holding Company, LLC[1]	Delaware
W.A. Butler Company[2]	Delaware
Henry Schein Animal Health Holdings Limited[3]	United Kingdom
Henry Schein Veterinary Solutions Pty Ltd	Australia

Entity Name	Country or State of Incorporation
Vet Intermediate Holdco I, LLC	Delaware
Vet Intermediate Holdco II, LLC	Delaware
Direct Vet Marketing, Inc.	Delaware
CapsuleNet, LLC	Delaware
DVM Direct, LLC	Delaware
EVP, Pharmaceuticals, Inc.	Delaware
VFC 503B, LLC	Delaware
VFC West, LLC	Delaware
Vets First Choice, LLC	Delaware
VFC Central, LLC	Delaware
Trillium VPA, LLC	Delaware
VFC Chemistry, LLC	Delaware
Veterinary Data Service, Inc.	Kentucky
VFC East, LLC	Delaware
Roadrunner Pharmacy, Inc.	Arizona
Atlas Pharmaceuticals, LLC	Arizona
VFC Pharmaceuticals #901, LLC	Delaware
VFC Pharmacy #501, LLC	Delaware
Veterinary Pharmacies of America, LLC	Delaware
VFC Pharmacy #101, LLC	Delaware

1	Butler Animal Health Holding Company, LLC is the parent, holding company of Butler Animal Health Supply, LLC.
2	W.A. Butler Company owns a majority interest in Butler Animal Health Holding Company, LLC.
3

Henry Schein Animal Health Holdings Limited is the parent, holding company of W.A. Butler Company and of two consolidated wholly-owned subsidiaries and 11 majority-owned subsidiaries, all of which operate in the animal health distribution industry in the United States. Henry Schein Animal Health Holdings Limited is also the parent, holding company of 41 consolidated wholly-owned subsidiaries and 15 majority-owned subsidiaries, all of which operate in the animal health distribution industry outside the United States.